Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MediWound Ltd.

We consent to the use of our report dated March 17, 2022, with respect to the consolidated financial statements of MediWound Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International

Haifa, Israel
May 25, 2022